Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

This pricing supplement relates to five separate note offerings; each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket or index of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

•   Offering Period End Date: October 26, 2006 at 2:00 pm, New York City time

•   Initial Public Offering Price: 100 per cent

•   Initial Valuation Date: October 26, 2006

•   Issue Date: October 31, 2006

•   Maturity Date: 3 business days after the final valuation date

•   Interest Payment Dates: Each quarterly anniversary of the issue date (or if that day is not a business day, the following business day), commencing on January 31, 2007 and ending on the maturity date

•   Listing: The notes will not be listed on any U.S. securities exchange or quotation system

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	PAGE NUMBER	INTEREST RATE (PER ANNUM)	INITIAL PRICE	BARRIER PRICE	PRINCIPAL AMOUNT	AGENT’S DISCOUNT OR COMMISSION PER NOTE / TOTAL (1)	PROCEEDS TO US PER NOTE / TOTAL	CUSIP / ISIN	FINAL VALUATION DATE
NutriSystem, Inc. (NTRI)	PR-6	18.00%	$64.17	$44.92	$1,192,000	2.25% / $26,820.00	97.75% / $1,165,180.00	40428H ES 7 / US40428HES76	October 26, 2007
Superior Energy Services, Inc. (SPN)	PR -7	14.00%	$30.82	$24.66	$310,000	2.25% / $6,975.00	97.75% / $303,025.00	40428H ET 5 / US40428HET59	October 26, 2007
United States Steel Corporation (X)	PR -8	13.25%	$68.44	$54.75	$263,000	2.25% / $5,917.50	97.75% / $257,082.50	40428H EU 2 / US40428HEU23	October 26, 2007
Urban Outfitters, Inc. (URBN)	PR -9	11.50%	$18.45	$12.92	$350,000	2.25% / $7,875.00	97.75$ / $342,125.00	40428H EX 6 / US40428HEX61	October 26, 2007
Intel Corporation (INTC)	PR -10	9.00%	$21.78	$19.60	$250,000	2.25% / $5,625.00	97.75% / $244,375.00	40428H EZ 1 / US40428HEZ10	October 26, 2007

(1) Agent’s discount may vary but will be no more than the amount listed in “Agent’s Discount or Commission per Note / Total,” above.

See “ Risk Factors” in this pricing supplement beginning on page PR-3, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
Reverse Convertible Notes linked to NTRI due October 31, 2007	$1,192,000.00	$127.54
Reverse Convertible Notes linked to SPN due October 31, 2007	$310,000.00	$33.17
Reverse Convertible Notes linked to X due October 31, 2007	$263,000.00	$28.14
Reverse Convertible Notes linked to URBN due October 31, 2007	$350,000.00	$37.45
Reverse Convertible Notes linked to INTC due October 31, 2007	$250,000.00	$26.75

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

HSBC SECURITIES (USA) INC. October 26, 2006

GENERAL TERMS

This pricing supplement relates to five separate note offerings; each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket or index of reference assets). You may participate in any one of the notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of those reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated July 3, 2006 and the product supplement dated July 31, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-3 of this document, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

R ISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”

1. The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invested. You will lose some or all of your principal if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset on any day is below the barrier price and (b) the final price of the reference asset is lower than the initial price of the reference asset. A USD1,000 investment in the notes will pay USD1,000 at maturity if, and only if, either of the following is true: (a) the final price of the reference asset is equal to or greater than the initial price of the reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset never falls below the barrier price on any day. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive will be less than the principal amount of your notes and may be zero. Accordingly, you may lose the entire principal amount of your notes.

We cannot predict the final price of any reference asset on the final valuation date.

2. You will not participate in any appreciation in the value of the reference asset.

You will not participate in any appreciation in the value of the reference asset. If the final price of the reference asset is greater than the initial price of the reference asset, the sum of any interest payments you receive during the term of the notes and the principal payment you receive at maturity will not reflect the performance of the reference asset. Under no circumstances, regardless of the extent to which the value of the reference asset appreciates, will your return exceed the applicable interest rate. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in the reference asset.

3. Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page PR-4 of this pricing supplement and “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this pricing supplement do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

SUMMARY

Principal Payment at Maturity

Your payment at maturity for each note you hold will depend on the performance of the reference asset between the initial valuation date and the final valuation date, inclusive. A USD1,000 investment in the notes will pay USD1,000 at maturity unless: (a) the final price of the reference asset is lower than the initial price of the reference asset and (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset on any day is below the barrier price. If the conditions described in (a) and (b) are both true, at maturity you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price).

Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

As described in the product supplement, on any scheduled trading day on which the value of the reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ National Market (“NASDAQ”), the market price of the reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of the reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for the reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

To the extent a market disruption event exists on a day on which the final price is to be determined, the market price of the reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to the reference asset; provided that if a market disruption event exists on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price on such date.

In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes – Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

You may lose some or all of your principal if you invest in the notes.

Physical Delivery Amount

If the payment at maturity is in physical shares of the reference asset, you will receive a number of shares referred to as the “physical delivery amount” (with any fractional shares to be paid in cash). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your notes by the initial price of the reference asset. The physical delivery amount, the initial price of the reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this pricing supplement, and interest payments will be made on the interest payment dates specified on the front cover of this pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see “Description of the Notes – Fixed Rate Notes” in the prospectus supplement.

SETTLEMENT

We expect that the delivery of the notes will be made against payment therefor on or about the issue date specified on the cover hereof, which will be the third business day following the initial valuation date of the notes (the settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes–Short-Term Debt Instruments in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

The description below of each reference asset includes a chart that indicates the yield on the Deposit and the Put Premium, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes— Certain Notes Treated as a Put Option and a Deposit.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

REFERENCE ISSUER AND REFERENCE ASSET INFORMATION

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of the relevant reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of that reference asset for each quarter in the period from January 1, 2002 through September 29, 2006 and for the period from October 2, 2006 through October 26, 2006. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. Historical prices of the reference assets should not be taken as an indication of future performance of the reference assets.

Hypothetical Examples

The description below of each reference asset includes a table of hypothetical returns that is based on the assumptions outlined for each reference asset. Each table illustrates the hypothetical returns you would have earned from (i) a USD1,000 investment in the notes compared to (ii) a direct investment in the relevant reference asset (prior to the deduction of any applicable brokerage fees or charges). The following is a general description of how the hypothetical returns in each table were determined:

•   If the final price of the reference asset is greater than or equal to the initial price of the reference asset, you would receive USD1,000 at maturity, regardless of whether the market price of the reference asset on any day was below the barrier price;

•   If the final price of the reference asset is lower than the initial price of the reference asset but the market price of the reference asset was not below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive USD1,000 at maturity; or

•   If the final price of the reference asset is lower than the initial price of the reference asset and the market price of the reference asset was below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive the physical delivery amount (with any fractional shares to be paid in cash).

Each table of hypothetical returns is provided for illustration purposes only and is hypothetical. None purports to be representative of every possible scenario concerning increases or decreases in the price of the reference asset and the payment at maturity of the notes. We cannot predict the final price of the reference assets on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference asset has no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

NUTRISYSTEM, INC. (NTRI)

Description of NutriSystem, Inc.

According to publicly available information, NutriSystem, Inc. (“NutriSystem”) provides weight management system and fitness products and services in the United States. NutriSystem’s weight management program primarily includes a prepackaged food program and counseling. NutriSystem’s prepackaged food consists of approximately 130 food items. NutriSystem also offers online and telephone counseling and support to customers using its diet counselors. NutriSystem sells its prepackaged foods to weight loss program participants through the direct channel, QVC, field sales channel, and the case distributor channel.

NutriSystem’s SEC file number is 000-28551.

Historical Performance of NutriSystem

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	0.91	0.35	0.88
June 28, 2002	0.90	0.70	0.70
September 30, 2002	0.90	0.62	0.63
December 31, 2002	1.01	0.25	0.90
March 31, 2003	0.95	0.61	0.61
June 30, 2003	0.82	0.51	0.65
September 30, 2003	1.50	0.57	1.18
December 31, 2003	2.14	1.16	1.72
March 31, 2004	4.01	1.69	3.93
June 30, 2004	4.00	1.65	1.72
September 30, 2004	1.98	1.09	1.42
December 31, 2004	3.14	1.42	2.85
March 31, 2005	6.71	2.81	6.30
June 30, 2005	15.00	6.00	14.76
September 30, 2005	25.25	14.52	25.02
December 30, 2005	44.15	25.30	36.02
March 31, 2006	50.00	33.90	47.52
June 30, 2006	76.33	44.14	62.13
September 29, 2006	68.11	45.45	62.29
October 2, 2006 through October 26, 2006	73.50	58.45	64.17

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 18.00 per cent interest rate on the notes among interest on the Deposit and Put Premium, 5.15 per cent constitutes interest on the Deposit and 12.85 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “– Hypothetical Examples” above for more information.

Reference Asset:	NutriSystem

Initial Price:	USD $64.17

Barrier Price:	USD $44.92

Interest Rate:	18.00 per cent per annum

Physical Delivery Amount:	15 shares (fractional shares paid in cash)

Term of Notes:	1 year

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	18.00%		100.00%
+	90%	18.00%		90.00%
+	80%	18.00%		80.00%
+	70%	18.00%		70.00%
+	60%	18.00%		60.00%
+	50%	18.00%		50.00%
+	40%	18.00%		40.00%
+	30%	18.00%		30.00%
+	20%	18.00%		20.00%
+	10%	18.00%		10.00%
	0%	18.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	8.00%	18.00%	-10%
-	20%	-2.00%	18.00%	-20%
-	30%	-12.00%	18.00%	-30%
-	40%	-22.00%	N/A	-40%
-	50%	-32.00%	N/A	-50%
-	60%	-42.00%	N/A	-60%
-	70%	-52.00%	N/A	-70%
-	80%	-62.00%	N/A	-80%
-	90%	-72.00%	N/A	-90%
-	100%	-82.00%	N/A	-100%

SUPERIOR ENERGY SERVICES, INC. (SPN)

Description of Superior Energy Services, Inc.

According to publicly available information, Superior Energy Services, Inc. (“Superior Energy”) provides oilfield services and equipment focusing on serving the drilling and production-related needs of oil and gas companies primarily in the United States. Superior Energy operates through five segments: Well Intervention Services, Rental Tools, Marine Services, Other Oilfield Services, and Oil and Gas Operations. Superior Energy also provides environmental cleaning services, including tank and vessel cleaning; and other services, including the manufacture and sale of drilling rig instrumentation, electronic torque, and pressure control equipment. The Oil and Gas Operations segment owns and operates mature oil and gas properties in the Gulf of Mexico.

Superior Energy’s SEC file number is 000-20310.

Historical Performance of Superior Energy

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	10.88	7.88	10.06
June 28, 2002	11.65	9.07	10.15
September 30, 2002	10.10	5.95	6.50
December 31, 2002	9.03	5.97	8.20
March 31, 2003	9.80	6.80	8.55
June 30, 2003	11.65	8.30	9.48
September 30, 2003	10.97	8.40	9.80
December 31, 2003	10.25	8.27	9.40
March 31, 2004	10.95	8.98	10.08
June 30, 2004	11.30	8.65	10.05
September 30, 2004	12.93	9.98	12.92
December 31, 2004	15.73	11.95	15.41
March 31, 2005	19.75	14.58	17.20
June 30, 2005	18.46	13.71	17.80
September 30, 2005	24.10	17.64	23.09
December 30, 2005	23.98	17.33	21.05
March 31, 2006	27.61	21.30	26.79
June 30, 2006	35.87	26.21	33.90
September 29, 2006	35.75	21.44	26.26
October 2, 2006 through October 26, 2006	31.32	24.04	30.82

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 14.00 per cent interest rate on the notes among interest on the Deposit and Put Premium, 5.15 per cent constitutes interest on the Deposit and 8.85 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “– Hypothetical Examples” above for more information.

Reference Asset:	Superior Energy

Initial Price:	USD $30.82

Barrier Price:	USD $24.66

Interest Rate:	14.00 per cent per annum

Physical Delivery Amount:	32 shares (fractional shares paid in cash)

Term of Notes:	1 year

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	14.00%		100.00%
+	90%	14.00%		90.00%
+	80%	14.00%		80.00%
+	70%	14.00%		70.00%
+	60%	14.00%		60.00%
+	50%	14.00%		50.00%
+	40%	14.00%		40.00%
+	30%	14.00%		30.00%
+	20%	14.00%		20.00%
+	10%	14.00%		10.00%
	0%	14.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	4.00%	14.00%	-10%
-	20%	-6.00%	14.00%	-20%
-	30%	-16.00%	N/A	-30%
-	40%	-26.00%	N/A	-40%
-	50%	-36.00%	N/A	-50%
-	60%	-46.00%	N/A	-60%
-	70%	-56.00%	N/A	-70%
-	80%	-66.00%	N/A	-80%
-	90%	-76.00%	N/A	-90%
-	100%	-86.00%	N/A	-100%

UNITED STATES STEEL CORPORATION (X)

Description of United States Steel Corporation

According to publicly available information, United States Steel Corporation (“US Steel”) is an integrated steel producer with production operations in the United States and Central Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. US Steel has domestic annual raw steel production capability of 19.4 million net tons and Central European annual raw steel production capability of 7.4 million tons. US Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These include (i) the production of iron ore pellets from taconite (rock containing iron) in the United States and the production of coke in both the United States and Central Europe; (ii) transportation services (railroad and barge operations); and (iii) real estate operations.

US Steel’s SEC file number is 001-16811.

Historical Performance of US Steel

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	19.99	16.36	18.15
June 28, 2002	22.00	17.22	19.89
September 30, 2002	19.99	10.66	11.61
December 31, 2002	14.90	10.87	13.12
March 31, 2003	17.73	9.61	9.83
June 30, 2003	17.88	9.72	16.37
September 30, 2003	20.05	15.10	18.38
December 31, 2003	37.05	18.54	35.02
March 31, 2004	40.15	31.40	37.27
June 30, 2004	39.98	25.22	35.12
September 30, 2004	39.98	32.95	37.62
December 31, 2004	54.06	32.12	51.25
March 31, 2005	63.90	45.20	50.85
June 30, 2005	52.18	34.05	34.37
September 30, 2005	45.95	34.09	42.35
December 30, 2005	51.63	33.59	48.07
March 31, 2006	64.47	48.05	60.68
June 30, 2006	77.77	56.15	70.12
September 29, 2006	70.66	53.63	57.68
October 2, 2006 through October 26, 2006	70.38	54.18	68.44

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 13.25 per cent interest rate on the notes among interest on the Deposit and Put Premium, 5.15 per cent constitutes interest on the Deposit and 8.10 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “– Hypothetical Examples” above for more information.

Reference Asset:	US Steel

Initial Price:	USD $68.44

Barrier Price:	USD $54.75

Interest Rate:	13.25 per cent per annum

Physical Delivery Amount:	14 shares (fractional shares paid in cash)

Term of Notes:	1 year

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	13.25%		100.00%
+	90%	13.25%		90.00%
+	80%	13.25%		80.00%
+	70%	13.25%		70.00%
+	60%	13.25%		60.00%
+	50%	13.25%		50.00%
+	40%	13.25%		40.00%
+	30%	13.25%		30.00%
+	20%	13.25%		20.00%
+	10%	13.25%		10.00%
	0%	13.25%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	3.25%	13.25%	-10%
-	20%	-6.75%	13.25%	-20%
-	30%	-16.75%	N/A	-30%
-	40%	-26.75%	N/A	-40%
-	50%	-36.75%	N/A	-50%
-	60%	-46.75%	N/A	-60%
-	70%	-56.75%	N/A	-70%
-	80%	-66.75%	N/A	-80%
-	90%	-76.75%	N/A	-90%
-	100%	-86.75%	N/A	-100%

URBAN OUTFITTERS, INC. (URBN)

Description of Urban Outfitters, Inc.

According to publicly available information, Urban Outfitters, Inc. (“Urban Outfitters”), operates specialty retail stores in the United States, Europe, and Canada. Urban Outfitters operates through two segments, Retail and Wholesale. The Retail segment consists of Urban Outfitters stores, which offer women’s and men’s fashion apparel, footwear, and accessories, as well as an eclectic mix of apartment wares and gifts. The segment’s Anthropologie stores provide women’s casual apparel and accessories, and gifts and decorative items, as well as home furnishings. The Wholesale segment consists of its Free People wholesale division, which designs, develops, and markets young women’s contemporary casual apparel. As of January 31, 2006, Urban Outfitters operated approximately 90 Urban Outfitters, 79 Anthropologie, and 6 Free People stores; 3 catalogs; and 3 Web sites.

Urban Outfitters’s SEC file number is 000-22754.

Historical Performance of Urban Outfitters

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	3.44	2.70	2.92
June 28, 2002	4.65	2.62	4.34
September 30, 2002	4.44	2.47	3.04
December 31, 2002	3.65	2.21	2.95
March 31, 2003	3.14	2.09	2.81
June 30, 2003	4.71	2.78	4.49
September 30, 2003	6.79	4.32	6.52
December 31, 2003	10.32	6.56	9.26
March 31, 2004	12.13	9.17	12.02
June 30, 2004	15.72	11.06	15.23
September 30, 2004	17.91	12.89	17.20
December 31, 2004	24.24	17.01	22.20
March 31, 2005	24.63	18.93	23.99
June 30, 2005	30.03	21.32	28.35
September 30, 2005	31.48	24.90	29.40
December 30, 2005	33.77	25.19	25.31
March 31, 2006	29.89	22.99	24.54
June 30, 2006	24.58	15.95	17.49
September 29, 2006	18.88	13.65	17.72
October 2, 2006 through October 26, 2006	19.76	17.00	18.45

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 11.50 per cent interest rate on the notes among interest on the Deposit and Put Premium, 5.15 per cent constitutes interest on the Deposit and 6.35 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “– Hypothetical Examples” above for more information.

Reference Asset:	Urban Outfitters

Initial Price:	USD $18.45

Barrier Price:	USD $12.92

Interest Rate:	11.50 per cent per annum

Physical Delivery Amount:	54 shares (fractional shares paid in cash)

Term of Notes:	1 year

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	11.50%		100.00%
+	90%	11.50%		90.00%
+	80%	11.50%		80.00%
+	70%	11.50%		70.00%
+	60%	11.50%		60.00%
+	50%	11.50%		50.00%
+	40%	11.50%		40.00%
+	30%	11.50%		30.00%
+	20%	11.50%		20.00%
+	10%	11.50%		10.00%
	0%	11.50%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	1.50%	11.50%	10%
-	20%	-8.50%	11.50%	20%
-	30%	-18.50%	11.50%	30%
-	40%	-28.50%	N/A	40%
-	50%	-38.50%	N/A	50%
-	60%	-48.50%	N/A	60%
-	70%	-58.50%	N/A	70%
-	80%	-68.50%	N/A	80%
-	90%	-78.50%	N/A	90%
-	100%	-88.50%	N/A	100%

INTEL CORPORATION (INTC)

Description of Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) is a semiconductor chip maker, developing integrated digital technology platforms for the computing and communications industries. Intel’s products include microprocessors; chipsets; motherboards; flash memory; wired and wireless connectivity products; communications infrastructure components, including network processors; application and cellular baseband processors; and products for networked storage. Intel’s customers include original equipment and design manufacturers, PC and network communications products users, and industrial and communications equipment manufacturers. Intel offers its products through its sales force and distributors in the Asia-Pacific, Europe, the Americas, and Japan.

Intel’s SEC file number is 000-06217.

Historical Performance of Intel

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	36.78	28.50	30.41
June 28, 2002	31.45	17.45	18.27
September 30, 2002	19.88	13.67	13.89
December 31, 2002	22.09	12.95	15.57
March 31, 2003	19.01	14.88	16.28
June 30, 2003	22.92	16.28	20.81
September 30, 2003	29.38	20.51	27.52
December 31, 2003	34.51	27.81	32.05
March 31, 2004	34.60	26.03	27.20
June 30, 2004	29.01	25.61	27.60
September 30, 2004	27.48	19.64	20.06
December 31, 2004	24.99	20.22	23.39
March 31, 2005	25.47	21.89	23.23
June 30, 2005	28.00	21.94	26.02
September 30, 2005	28.84	23.80	24.65
December 30, 2005	27.49	22.53	24.96
March 31, 2006	26.63	19.31	19.46
June 30, 2006	20.27	16.75	19.00
September 29, 2006	20.95	16.84	20.57
October 2, 2006 through October 26, 2006	22.03	20.17	21.78

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 9.00 per cent interest rate on the notes among interest on the Deposit and Put Premium, 5.15 per cent constitutes interest on the Deposit and 3.85 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “– Hypothetical Examples” above for more information.

Reference Asset:	Intel

Initial Price:	USD $21.78

Barrier Price:	USD $19.60

Interest Rate:	9.00 per cent per annum

Physical Delivery Amount:	45 shares (fractional shares paid in cash)

Term of Notes:	1 year

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	9.00%		100.00%
+	90%	9.00%		90.00%
+	80%	9.00%		80.00%
+	70%	9.00%		70.00%
+	60%	9.00%		60.00%
+	50%	9.00%		50.00%
+	40%	9.00%		40.00%
+	30%	9.00%		30.00%
+	20%	9.00%		20.00%
+	10%	9.00%		10.00%
	0%	9.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-1.00%	9.00%	10%
-	20%	-11.00%	N/A	20%
-	30%	-21.00%	N/A	30%
-	40%	-31.00%	N/A	40%
-	50%	-41.00%	N/A	50%
-	60%	-51.00%	N/A	60%
-	70%	-61.00%	N/A	70%
-	80%	-71.00%	N/A	80%
-	90%	-81.00%	N/A	90%
-	100%	-91.00%	N/A	100%